Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Employment Agreement is made as of the 9th day of October, 2008 by and between Occidental Petroleum Corporation, a Delaware corporation (hereinafter referred to as “Employer”), and Stephen I. Chazen (hereinafter referred to as “Employee”).

WITNESSETH

WHEREAS, Employee, since May 1, 1994, has served as an officer of Employer, most recently pursuant to an agreement between Employee and Employer dated January 13, 2005 (the “Prior Agreement”) and is currently Employer’s President and Chief Financial Officer, and also head of Corporate Development; and

WHEREAS, the parties now desire to amend the Prior Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, Employer and Employee hereby agree to continue Employee’s employment upon the following terms and conditions:

1.             Duties.  Employee shall perform the duties of President and Chief Financial Officer, and also head of Corporate Development or shall serve in such other capacity and with such other duties for Employer as the Chief Executive Officer of Employer may direct. In performing such duties, Employee will comply with Employer’s Code of Business Conduct and Corporate Policies, as the same may be amended from time to time.

2.             Term of Employment.  The term of employment shall be for a period of five (5) years, commencing on January 13, 2005, and ending midnight January 12, 2010, unless terminated prior thereto in accordance with the provisions of this Agreement, or unless extended by mutual agreement in accordance with Paragraph 8 hereof.

3.             Compensation.  For the services to be performed hereunder, Employee shall be compensated by Employer at the base pay rate of not less than eight hundred thousand dollars ($800,000) per annum, payable semi-monthly.  The minimum salary hereunder shall be automatically adjusted to the level of any increase in annual compensation as the Employer may determine during the term of this Agreement. Salary increases may be paid, at the discretion of the Compensation Committee, in cash or common stock (or restricted stock units) of Employer, or a combination thereof.

4.             Participation in Benefit and Executive Programs.  Employee shall be eligible to participate in all benefit programs and under the same terms and conditions as are generally applicable to salaried employees and senior executives of Employer during the term of this Agreement.  Employee will be entitled to one membership in a private club of his choosing paid for by Employer, provided that the Chief Executive Officer of Employer has approved the selection of the specific club. Employee shall also be eligible to participate in (i) Employer’s 2001 Incentive Compensation Plan, (ii) Employer’s 2005 Long-Term Incentive Plan and (iii) any other equity-based compensation plan maintained or created by Employer during the term of this Agreement (the “Equity-Based Compensation Plans”), as long as Employer continues such plans during the term of this Agreement, and to receive awards or grants under such Plans at Employer’s sole discretion. Employee also shall be entitled to participate in Employer’s annual incentive plan for senior executives, as in effect from time to time.  Bonus awards shall be paid in accordance with the terms of such plan.  Employee shall be entitled to a total of six (6) weeks of paid vacation in each contract year.

During any period following Employee’s retirement or termination from employment with Employer, Employee and his spouse shall be eligible to participate in the Occidental Petroleum Corporation Medical Care Plan.

5.             Exclusivity of Services.  Employee agrees to devote his full-time, exclusive services to Employer hereunder, except for such time as Employee may require in connection with his personal investments.

6.             Termination.

(a)           Voluntary Resignation.  Employee may voluntarily resign, and such resignation shall not be deemed to be a breach of this Agreement, so long as Employer is provided at least sixty (60) days’ notice of any resignation.

(b)           Cause.  Notwithstanding the term of this Agreement, Employer may discharge Employee and terminate this Agreement without severance or other pay upon thirty (30) days’ written notice or pay in lieu of such notice for material cause, including without limitation, (i) failure to satisfactorily perform his duties or responsibilities hereunder or negligence in complying with Employer’s legal obligations, (ii) refusal to carry out any lawful order of Employer, (iii) breach of any legal duty to Employer, (iv) breach of Paragraph 5 of the Agreement, or (v) conduct constituting moral turpitude or conviction of a crime which may diminish Employee’s ability to effectively act on the Employer’s behalf or with or on behalf of others.  Employer shall give Employee notice of such cause and Employee shall have thirty (30) days to cure such breach.

(c)           Death.  In the event of Employee’s death, Employer will provide the estate of Employee, a payment in addition to any other payment due and payable, equivalent to a pro-rata bonus for the year of death, at the time provided under the terms of the applicable incentive plan.

(d)           Incapacity.  If, during the term of this Agreement, Employee is incapacitated from performing the essential functions of his job pursuant to this Agreement by reason of illness, injury, or disability, Employer may terminate this Agreement by at least one week’s written notice to Employee, but only in the event that such conditions shall aggregate not less than one-hundred eighty (180) days during any twelve (12) month period.  In the event Employee shall (i) continue to be incapacitated subsequent to termination for incapacity pursuant to this Paragraph 6(d), and (ii) be a participant in and shall qualify for benefits under Employer’s Long Term Disability Plan (“LTD”), then Employer will continue to compensate Employee, for so long as Employee remains eligible to receive LTD benefits, in an amount equal to the difference between sixty percent (60%) of Employer’s annual compensation as set forth in

Paragraph 3 hereof and the maximum annual benefit under the LTD, payable monthly on a pro rated basis.

(e)           Without Cause.  Employer may at any time terminate the employment of Employee without cause or designate a termination for cause as a termination without cause, and in such event Employer shall, in lieu of continued employment, compensate Employee in an amount equal to two (2) times the sum of Employee’s highest annual base salary and annual cash bonus target prior to Employee’s termination of employment.  Such amount shall be payable in equal monthly installments (less appropriate deductions for applicable taxes and the cost of any medical or dental coverage) over two (2) years, beginning with the first calendar month following the date of Employee’s termination (the “Compensation Period”).

In the event Employee dies during the Compensation Period, any remaining installment payments due will be paid in a lump sum to Employee’s estate.  Such amount shall be paid as soon as administratively feasible and in no event later than 90 days following the date of Employee’s death.

In the event of Employee’s termination without cause, Employee also shall be entitled to the following:

(i)            During the Compensation Period, in addition to any right to additional or accelerated vesting under the terms of the applicable awards or Equity-Based Compensation Plan, Employee shall continue to vest in all stock options, stock appreciation rights, restricted stock and restricted stock units (other than performance-based awards described in the following paragraph) previously granted to Employee under the Equity-Based Compensation Plans, as if Employee had continued as a full-time employee of Employer.  Employee shall continue to be eligible to exercise all stock options and stock appreciation rights that are or become exercisable during the Compensation Period, provided that no such awards may be exercised after the earlier of (I) the latest date on which the award could have expired pursuant to its terms and (II) ten (10) years after its original grant date.

Any performance-based long-term incentive award or portion of such an award that is not forfeited at the time of Employee’s termination of employment shall be paid at the time and in the manner provided for under the terms of such award.  In addition, Employee shall be entitled to cash payments with respect to any performance-based long-term incentive awards previously granted to Employee under the Equity-Based Compensation Plans that are forfeited at the time of Employee’s termination but would have become vested had Employee remained continuously employed by Employer during the Compensation Period, based on Employer’s actual achievement with respect to the applicable performance-based vesting criteria.  Such payments with respect to such forfeited awards shall be equal in value to the amounts Employee would have received with respect to such awards, and shall be made at the time such awards would have been settled, had Employee remained employed by Employer during the Compensation Period.

(ii)           Employee shall be entitled to the medical benefits provided above in Paragraph 4.

(iii)          During the Compensation Period, Employee shall be entitled to continued coverage (at Employer’s cost) under any general liability insurance policy maintained by Employer for the benefit of Employee at the time of Employee’s termination of employment on the same terms and conditions as are applicable to senior executives of Employer generally.

(iv)          During the Compensation Period, Employee and his spouse shall continue to be eligible to participate in Employer’s dental plan, as in effect from time to time, at the active participant rate, but on an after-tax basis.

(v)           Within 90 days following the end of each Payout Period (as defined below), Employee shall receive a lump sum payment equal to the aggregate employer-provided benefit Employee would have accrued during such Payout Period under the Occidental Petroleum Corporation Savings Plan (the “Savings Plan”), the Occidental Petroleum Corporation Retirement Plan and the Occidental Petroleum Corporation Supplemental Retirement Plan II (or any successor plan to any of the foregoing) assuming (I) Employee contributed the maximum elective contributions permissible under the Savings Plan and (II) a rate of compensation equal to the cash severance paid to Employee during such Payout Period pursuant to this Paragraph 6(e).  In addition, within 90 days following the end of each Payout Period, Employee shall receive a lump sum payment equal to the value (as determined in good faith by Employer) of continued participation during such Payout Period in any employee benefit plans in which Employee is participating at the time of his termination not otherwise described above in this Paragraph 6(e) (but only to the extent such plans continue to be available to salaried employees and senior executives during such Payout Period), which payment shall be in lieu of such continued participation.

For purposes of this Paragraph 6(e)(v), a “Payout Period” shall mean the portion of each calendar year beginning or ending within the Compensation Period that falls within the Compensation Period.  Each Payout Period shall end on December 31 of the calendar year, except that if the Compensation Period ends during a calendar year, the final Payout Period shall end on the last day of the Compensation Period.

Except as expressly provided above or under the terms of any plan, program, arrangement or agreement covering Employee, following Employee’s termination of employment, Employee shall not be entitled to participate in any employee benefit plans or programs offered by Employer.

(f)            Termination of Employment.  For purposes of this Agreement, the date of Employee’s termination of employment or retirement shall be the date of Employee’s “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. § 1.409A-1(i) (or successor provisions) and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  For this purpose, Employee shall have a separation from service if he ceases to be an employee of Employer and all affiliates with whom Employer would be considered a single employer under Section 414(b) or 414(c) of the Code.  In addition, for this purpose, Employee shall have a separation from service if it is reasonably anticipated that no further services shall be performed by Employee, or that the level of services Employee shall perform shall permanently decrease to no more than 20 percent of the average level of services performed by Employee over the immediately preceding 36-month period.

7.             Confidential Information.  Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its affiliates or subsidiaries, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer or any of its affiliates or subsidiaries, at any time during employment by Employer or thereafter, any trade secrets or confidential information obtained during the course of his employment with Employer, without first obtaining the written permission of Employer.

Employee agrees that, at the time of leaving the employ of Employer, he will deliver to Employer, and not keep or deliver to anyone else, any and all credit cards, notes, notebooks, memoranda, documents and, in general, any and all material relating to Employer’s business, including copies therefor, whether in paper or electronic format.

8.             Modification.  This Agreement and the related indemnification agreement between Employee and Employer, together with the plans, programs, arrangements and agreements in which Employee currently participates or is eligible or becomes eligible to participate, as they may be amended from time to time in accordance with their terms, contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto.  This Agreement cannot be modified except by a subsequent writing signed by both parties.

9.             Prior Agreement.  This Agreement supersedes and replaces any and all previous employment agreements between the parties.

10.           Severability.  If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain enforceable to the extent permitted by law.

11.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.  In the event that any ambiguity or questions of intent or interpretation arise, no presumption or binder of proof shall arise favoring or disfavoring the Employer by virtue of authorship of this Agreement and the terms and provisions of this Agreement shall be given their meaning under law.

12.           Assignment.  This Agreement shall be binding upon Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.

13.           Arbitration.  In consideration for entering into this Agreement and for the position, compensation, benefits and other promises provided hereunder, the Employee and Employer agree to be bound by the arbitration provisions attached hereto as Attachment 1 and incorporated herein by this reference.

14.           Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and the regulations and guidance promulgated thereunder, to the extent applicable, and, accordingly, to the maximum extent permitted, this Agreement shall be administered and interpreted to be in compliance therewith, to the extent applicable.

(b)           In the event Employee is a specified employee (within the meaning of Section 409A and Treas. Reg. § 1.409A-1(i) (or successor provisions) and as determined pursuant to any rules adopted for such purposes by Employer) as of the date of retirement or termination, then with regard to any reimbursement or payment or the provision of any benefit under this Agreement (including, without limitation, Paragraph 6) that is considered deferred compensation under Section 409A payable on account of a “separation from service” (as distinguished from, for instance, at a specified time or fixed schedule as described under Treas. Reg. § 1.409A-3(a)(4) and -3(i)) and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such reimbursement, payment or benefit shall be paid or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) as soon as administratively feasible and in no event later than 90 days following the date of Employee’s death (the “Delay Period”) (unless, in the case of any benefit subject to the Delay Period, Employer and Employee agree that Employee shall be charged for receiving such benefit during the Delay Period, at a fair market value price, in which case Employee shall subsequently be reimbursed by Employer for such charge at the end of the Delay Period).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 14(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits (including, without limitation, Paragraphs 4 and 6(e)), the provision of such payment or benefit shall comply with the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv) (or any successor provision) for reimbursement and in-kind benefit plans, to the extent applicable.  For this purpose, (i) the amount of expenses eligible for reimbursement, or benefits provided, in one calendar year shall not affect the expenses eligible for reimbursement, or benefits to be provided, in any other calendar year, (ii) the reimbursement of any expense shall be made promptly, but in any event no later than the last day of the calendar year next following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or benefit shall not be subject to liquidation or exchange for any other benefit.

(d)           Notwithstanding anything herein to the contrary, any amount that is subject to Section 409A and that would have been paid in 2008 under the Prior Agreement and Section 409A shall be paid by December 31, 2008.  No amount that is subject to Section 409A shall be paid in 2008 under this Agreement that would not have been paid in 2008 under the Prior Agreement and Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Ray R. Irani
Dr. Ray R. Irani
Chairman of the Board and Chief Executive Officer

EMPLOYEE:

/s/ Stephen I. Chazen
Stephen I. Chazen